UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2007

PASW, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	333-75137	77-0390628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9453 Alcosta Boulevard

San Ramon, California 94583

(Address of Principal Executive Offices)

(925) 828-0934

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2007, PASW, Inc. (“PASW”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), by and among PASW, VirnetX Acquisition, Inc., a wholly owned subsidiary of PASW (“Merger Sub”), and VirnetX, Inc. (“VirnetX”), providing for the merger of Merger Sub with and into VirnetX (the “Merger”) and which contemplates a closing on or about July 3, 2007 (the "Closing"). Pursuant to the Merger Agreement, (i) the VirnetX security holders will exchange 100% of the issued and outstanding securities of VirnetX for newly issued PASW Common Stock and certain options of PASW which may be exercised to purchase shares of PASW Common Stock, (ii) the holder of a contractual right to be issued warrants to purchase Common Stock of PASW will be issued warrants to purchase Common Stock of PASW, all together, in the aggregate and on a fully diluted basis, constituting approximately 95% of PASW's issued and outstanding capital stock immediately after the closing of the Merger, (iii) $3,000,000 of convertible debt funds being held in an escrow account shall be released to PASW immediately prior to or simultaneous with the Closing, (iv) the Secretary of PASW shall confirm that the liabilities of PASW as of the Closing does not exceed $150,000, and (v) either PASW or VirnetX may terminate the Merger Agreement in the event that the Merger has not been consummated by September 1, 2007.

Additionally, in connection with the Merger and pursuant to the Merger Agreement, PASW and VirnetX have agreed, effective as of the acceptance of the Certificate of Merger by the Secretary of State of Delaware, that (i) each holder of PASW Common Stock, immediately prior to Closing, shall have entered into a lock-up agreement in substantially the form attached as Exhibit C to the Merger Agreement, and (ii) PASW shall have entered into registration rights agreements with certain of its stockholders, pursuant to which PASW shall provide for certain registration rights to its stockholders, as more particularly set forth in the form of registration rights agreement attached as Exhibit D to the Merger Agreement.

Notwithstanding the foregoing, at the Closing an aggregate of 225,000 shares of PASW Common Stock issued to the VirnetX stockholders in the Merger will be deposited into an escrow account for a period of 12 months for the purpose of covering VirnetX’s indemnification obligations with respect to certain breaches under the Merger Agreement.  VirnetX’s indemnification obligations under the Merger Agreement are limited to the foregoing shares.  Shares in an amount having a value equal to the damages associated with such breaches, if any, will be withdrawn from the escrow account and forfeited back to PASW for cancellation.  All shares of PASW Common Stock remaining in escrow after such 12-month period will be distributed to the applicable stockholders; provided, however, that to the extent that any valid claims for indemnification are pending at the end of such period, shares in an amount sufficient to cover such claims shall remain in escrow until such claims have been resolved.  Glenn Russell, the current Chairman and Chief Executive Officer of PASW, will deposit 225,000 outstanding shares of PASW Common Stock into an escrow account for a period of 12 months for the purpose of covering PASW’s indemnification obligations with respect to certain breaches under the Merger Agreement. PASW’s indemnification obligations under the Merger Agreement are limited to such 225,000 shares deposited into the escrow.

Upon the closing of the Merger, VirnetX shall become a wholly-owned subsidiary of PASW.

A copy of the Merger Agreement is attached hereto as Exhibit 2.01 and is incorporated by reference into this Report.

On June 14, 2007, PASW, Inc. issued a press release announcing that it entered into the Merger Agreement with VirnetX, Inc.. A copy of that press release is attached to this report as Exhibit 99.1.

Item 8.01     Other Events.

Effective May 30, 2007, PASW reincorporated in Delaware by effecting a merger of PASW, Inc. California into PASW, Inc. Delaware, with PASW, Inc. Delaware continuing as the surviving entity (the "Reincorporation").  Pursuant to the Reincorporation, PASW (i) filed a Certificate of Merger with the Delaware Secretary of State ("Certificate of Merger"), (ii) assumed the Certificate of Incorporation of PASW, Inc. Delaware ("Certificate of Incorporation"), and (iii) assumed the Bylaws of PASW, Inc. Delaware ("Bylaws").  The Certificate of Merger is attached hereto as Exhibit 2.02, and is incorporated by reference into this Report.  The disclosures contained in PASW's Definitive Schedule 14C, filed on May 3, 2007, relating to the Reincorporation are also incorporated by reference into this Report.

Item 9.01    Financial Statements and Exhibits.

Exhibit
2.01	Agreement and Plan of Merger of PASW, Inc. (a Delaware corporation) and PASW, Inc. (a California corporation) dated May 25, 2007 (1)

2.02	Certificate of Merger filed with the Secretary of State of the State of Delaware on May 30, 2007

2.03	Agreement and Plan of Merger and Reorganization among PASW, Inc., VirnetX Acquisition, Inc. and VirnetX, Inc. dated as of June 12, 2007

3.01	Certificate of Incorporation of PASW, Inc. (a Delaware corporation) (1)

3.02	By-Laws of PASW, Inc. (a Delaware corporation) (1)

99.1	Press Release issued June 14, 2007 announcing the execution of the Plan of Merger and Reorganization

(1)

Filed as an exhibit to the Definitive Schedule 14C filed May 3, 2007 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2007	PASW, INC.

	By:	/s/ William E. Sliney
	Name:	William E. Sliney
	Title:	President and Chief Financial Officer